STOCK TRANSFER FEE SCHEDULE

CALAMOS CLOSED-END FUNDS

This schedule here by amends and modifies the Stock Transfer Agency Agreement, dated June 15, 2007 by and between Calamos Advisors LLC and the Bank of New York such contract having been assigned to Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC) as of December 30, 2011.

Issues Covered: Closed End Funds

#1176 CALAMOS STRATEGIC TOTAL RETURN FUND

EXPIRES 6/30/2013

#2392 CALAMOS GLOBAL TOTAL RETURN FUND

EXPIRES 6/30/2013

#2888 CALAMOS GLOBAL DYNAMIC INCOME FUND

EXPIRES 6/30/2013

#4865 CALAMOS CONVERTIBLE & OPPORTUNITIES INCOME FUND

EXPIRES 6/30/2013

#9314 CALAMOS CONVERTIBLE & HIGH INCOME FUND

EXPIRES 6/30/2013

Effective period:

Fees are effective for an “Initial Term” commencing July 1, 2012 and expiring June 30, 2013.Unless either party gives written notice of termination of this Agreement at least 60 days prior to the end of the Initial Term, or any successive one-year term, this Agreement shall automatically renew for successive additional one-year term.

Expiration Date: See above

FLAT SERVICE FEE

Monthly fee for stock transfer services (Per Fund/CUSIP)	$1,500
(All services identified as “included” will be part of the billed flat monthly rate)

ACCOUNT MAINTENANCE

Each active account maintained up to 500 Per Fund/CUSIP	Included

Each active account maintained in excess of 500 Per Fund/CUSIP (Per Annum-billed monthly)	$3.72

Each inactive or closed account maintained (Per Annum)	No Charge
Inactive: An account with a zero balance, un-cashed checks, stop notations on certificate history or pending 1099 Tax reporting.

Closed: An account maintained on the database for eighteen months to facilitate research requests from shareowners. There is a zero balance and no pending activity in any category. A closed account is scheduled to be purged from the data- base

A.	General Services

❒	Open new accounts and solicit taxpayer identification numbers, where necessary

❒	Post debits and credits

❒	Maintain certificate/DRS history

❒	Place and release stop transfer notations

❒	Process change of addresses and maintain dividend and/or seasonal addresses

❒	Respond to shareowner correspondence

❒	Obtain and post Taxpayer Identification Number certifications

❒	Purge closed accounts that meet selective criteria (e.g., no outstanding checks, no stops maintained against certificates, etc.)

B.	Basic Proxy and Annual Meeting Services:

Provide proxy services for annual shareholder meeting	Included
Convert proxy tape files from outside Agent for Computershare Shareowner Services issuance of proxy material
(Minimum fee per tape in Computershare format)	$500.00

Provide shareholder data for proxy to a third party proxy/outside agent (Per Account- Billed when file date is forwarded to proxy/outside agent)	$0.10
Minimum fee to provide tape data to third party proxy agent	$1,500.00

Basic proxy and annual meeting services functions include the following:

❒	Supply broker and nominee list to solicitor to identify requirements for material needed

❒	Print name, address and number of shares on proxy cards

❒	Mail proxy material and annual report

❒	Suppress the mailing of multiple annual reports as requested and if so coded

❒	Tabulate proxies returned by shareowners

❒	Track proxy cards marked for attendance at the annual meeting

❒	Provide un-voted listing for registered holders and DTC participants

❒	Provide one Inspector of Election for the annual meeting

❒	Provide remote access to the proxy tabulation file for the client and solicitor for daily tabulation results

❒	Prepare a list of record date holders

❒	Prepare daily tabulation reports and report of final vote

❒	Process omnibus proxies for respondent banks

❒	Provide copies of proxies containing shareowner comments

C.	Stock Transfer System Access:

Monthly fee for access to the system	Included

❒	Provide access to Computershare’s internet-based system for management reporting and shareowner records from company’s office

❒	Provide weekly data for registered holders and DTC participants (including geographic analyses, VIP reporting, share distribution, etc.)

(Reporting DTC data is subject to additional charge to company directly from DTC)

❒	Provide daily access to proxy tabulation file during annual meeting season

D. TELEPHONE CALLS	(Per Fund/CUSIP)

The first 100 calls from shareowners	Included

In Excess of 100 calls received:
IVR calls (Each call completed through the IVR)	$0.75
Each call handled by a live CSR (for shareowners that opt out of IVR)	$3.25

❒	Provide general toll free number for shareowner inquiries and Interactive Voice Response (IVR) system

❒	Provide adequate staffing to manage and achieve an acceptable average speed of answer (ASA)

E. TRANSFER & ISSUANCES	(Per Fund/CUSIP)

Each certificate or DRS statement issued and registered	In excess of 10 per month
(Routine turnaround)	$ 2.50
Each non-routine transfer processed In excess of 5 per month
(Non-routine turnaround)	$25.00
Each request for delivery of DRS shares to DTC	$ 5.00
Each option issuance (Per transaction)	$15.00

** Each same day issuance transaction (Including DWACs) Assessed to Brokers

Transfer & issuance functions include the following:

❒	Perform in dual capacity of transfer agent and registrar under rules of the NYSE, AMEX, and NASDAQ

❒	Provide DRS functionality

❒	Examine transfer requests for proper documentation- routine and non-routine

❒	Verify that an original issuance is properly authorized and has all necessary approvals

❒	Verify that no stop orders are held against the surrendered certificates

❒	Record canceled and issued certificates by registration, certificate number, number of shares and date issued/canceled

❒	Process restricted transfers and non routine transfers based on supporting documentation

❒	Replace lost, destroyed or stolen certificates

❒	Furnish daily transfer journals if requested

F.	DIVIDEND DISBURSEMENT (When applicable)

Preparation and issuance of Dividend (Per account)	Included

Each wire transfer processed for DTC or Brokers and Banks	$15.00
Each wire transfer processed for individual shareholders	$50.00

Each ACH transmission (Per established ACH account)	Included
Each ACH acknowledgment mailed	Included

Dividend disbursement functions include the following:

❒	Calculate dividend, mail and reconcile checks

❒	Prepare payment register in list or microfiche form and withhold and file taxes for non-resident aliens and uncertified accounts

❒	File federal tax information returns and mail required tax statements (Form 1099) to registered holders

❒	Maintain stop files and issue replacement checks

❒	Maintain payment orders and addresses

G. NON-RESIDENT ALIEN (NRA) MAINTENANCE AND PROCESSING SERVICES

     (In accordance with NRA tax withholding rules mandated by the Internal Revenue Service)

(Applicable to dividend payers and any type of disbursements processed)
Annual account maintenance for each beneficial owner account on System	$1.50
Billed monthly (Each beneficial holder account)	$0.125
(The account maintenance is subject to a monthly minimum of $100.00. If the monthly per account maintenance fee does not exceed the minimum fee, the difference will be billed to your account)

Each foreign intermediary or nominee identified
(Each dividend or other disbursement to holders)	$250.00
(The fee is applicable for all identified foreign intermediaries whether required to perform
NRA record keeping or not)

Maintenance and processing services include the following:

❒	Code the system to establish the Program

❒	Perform maintenance for Form W-8 BEN three times per year

❒	Review and examine beneficial holders file submitted

❒	Establish control and update beneficial holders file

❒	Control and return information which need further clarification

❒	Add new names either manually or through external tape, cartridge or diskette (in Computershare format)

❒	Process address changes

❒	Provide periodic investment reports to the company

❒	Distribute relevant reports

❒	Respond to established contacts of the nominee account

DIRECT PURCHASE & SALE PLAN

Company Paid

Monthly administration fee (Per plan)	Included
Each dividend reinvested (Per account)	$2.50
Each withdrawal of shares from the plan (Per occurrence)	Included
Each deposit of certificate shares into the plan (Per occurrence)	Included
Each book-to-book transfer (Per occurrence)	Included

Shareowner Paid

Each optional cash investment (Per transaction)	$5.00
Each full or partial sale of shares via liquidation or termination (Per transaction)	$15.00
Brokerage commission (Per share purchased or sold)	$0.04
Each non-shareowner account opened via initial purchase	$10.00

Direct purchase and sale plan functions include the following:

❒	Process enrollments of new accounts

❒	Process dividends for reinvestment

❒	Process optional cash payments on periodic basis (weekly, bi-monthly, monthly, etc.)

❒	Monitor cash payments for amounts in excess of plan limits

❒	Prepare participant statements of account, after each transaction, showing current activity

❒	Process requests for liquidation and termination according to plan specifications

❒	Issue certificates to participants upon request for withdrawal

❒	Receive certificates from participants for deposit into the plan

❒	Process requests from participants for book-to-book transfers

❒	Provide periodic investment reports to the company

❒	Prepare tax form 1099B to report sale proceeds

ESCHEATMENT

Due diligence mailing (Per Account)	Included
Each abandoned property report filed directly (Per state)	Included
Each abandoned property report provided to client (Per state)	Included
Each shareowner account reported	Included

Escheatment functions include the following:

❒	Prepare preliminary report of abandoned property scheduled for escheatment

❒	Perform due diligence mailing to holders with abandoned property

❒	Clear property for holders who respond to the due diligence mailing

❒	Prepare final report and remit abandoned property to each State in accordance with statutory requirements

Voluntary or initial compliance Escheat services
Performed in accordance with statutory or SEC requirements Not billed to Company

VOLUNTARY COMPLIANCE AND INITIAL COMPLIANCE ESCHEATMENT SERVICES

Voluntary Compliance at Company Direction

Initial Compliance in respect of mergers, acquisitions, other similar corporate events

❒	Prepare preliminary report of abandoned property scheduled for escheatment

❒	Perform due diligence mailing to shareowners with abandoned property

❒	Clear property for shareowners who respond to due diligence mailing

❒	Prepare final report and remit abandoned property to each state in accordance with statutory requirements

❒	The Company is not billed for these services, if applicable. Computershare may in some instances receive a fee from third party providers for processing & filings to select states.

LOST SHAREHOLDER SEARCH (Required under SEC Rule 17ad-17 and 17a-24)

Electronic Search Program (Two required annually)

Management and set-up fee per search)	$75.00
Each lost account searched	$3.50

Lost shareowner search functions include the following:

❒	Search for current addresses in accordance with SEC requirements

❒	Send verification notice to shareowner

❒	Review and clear non- routine and legal items

❒	Update new address and release lost shareowner property

ADDITIONAL SERVICES EXCLUDED FROM ANY OVERALL MONTHLY FEE

SHAREOWNER LISTS, ANALYSES & LABEL SETS:

Standard shareowner lists, analyses or labels sets (Per account)	$0.03
Minimum fee per list, analysis or label sets	$500.00
Additional weekly, monthly or custom lists or analyses	Appraisal

SPECIAL PROCESSING & OTHER MAILINGS:

Convert date of last contact (DLC) tape & update system (Per tape submitted by ADP)	$2,000.00

Special Mailings:
Prepare and machine insert up to two enclosures (Per account)	$0.10
Insert additional enclosures (Per enclosure)	$0.03
Minimum fee per mailing	$250.00

Insert enclosures manually	Appraisal
Matched mailings	Appraisal

Optional PROXY & ANNUAL MEETING SERVICES:

Subject to fee revision adjustment after the Shareholder meeting is held in first year after appointment.

Internet / telephone voting (Per Fund/CUSIP)
Set-up and administration (Includes dedicated toll free number)	$4,000.00

Each proxy voted by phone	$0.22
Each proxy voted by Internet	$0.07

Custom changes to toll free number or website	Appraisal
Alterations to website after final sign-off	Appraisal

OTHER SERVICES

The following services, not included in our basic services, are available upon request, or billed at our standard rates when applicable

❒	Automated direct dividend deposit service solicitation

❒	Class action litigations- Establishment of transfer agent’s procedure and servicing

❒	House-holding proxy services, E-consent record keeping & E delivery

❒	Internet & telephone voting for shareholder meetings

❒	Non resident alien NRA maintenance and processing services for foreign intermediaries

❒	Non-shareowner mailing list maintenance

❒	Odd lot processing services

❒	Processing incoming/outgoing data files (in BNY format)

❒	Processing special circumstance incoming proxy files (in BNY format)

❒	Reorganization services for corporate actions (e.g., tenders, exchanges, spin offs, etc.)

❒	Rights Agent/Warrant Agent

❒	Second mailing for proxies

❒	Special shareholder meetings

❒	Stock dividend / split processing

❒	Employee investment plan administration

EXPENSES AND OTHER CHARGES

Other Services Expenses

Other services expenses include, but are not limited to: cost of stationery and supplies, such as transfer/issuance related services, checks, etc., together with telephone, including allocation for toll free carrier phone service, postage, mail insurance premiums, bulk rate handling, records storage, travel for annual meeting, individual client link-up charges for ADP, charges from DTC, charges for broker movement of shares through DTC, legal counsel, courier charges, compliance charges etc. are billed in addition to the above fees. Typically, these supplies and services reflect items that can be purchased generically (such as plain paper, envelopes, etc.) and, when such supplies and services are purchased in bulk quantities, Computershare eligible for rebates or discounts associated with meeting or exceeding purchase thresholds. Any such rebates or discounts are not reimbursable to the Company.

Secondary Offerings

A fee of $5,000 will be imposed for additional activities associated with the acceptance of appointments involving secondary public offerings.

Other Services

Fees for any services not specified above will be based on an appraisal of the work to be performed or billed at Computershare’s standard fees at the time of the request.

Regulatory Changes

In the event any federal, state or local laws, rules or regulations are enacted that require Computershare to (i) make any adjustments and/or modifications to its current system, or (ii) provide additional services to Client for which Computershare is not being compensated hereunder, then Client shall compensate Computershare (a) on a pro rata basis proportionate to the Client’s registered shareholder base, for the costs associated with making such required adjustments and/or modifications, or (b) according to Computershare’s standard fees established, in good faith, with respect to such additional services. Client shall be given at least ninety (90) days notice of the amount of the charge being assessed and the reason for such a charge. Should Client, in good faith, believe such charges are excessive, unreasonable or not required to comply with such regulatory changes, Client may terminate this Agreement with

Computershare without the imposition of an early termination fee. However Client would be responsible for associated expenses for lists, tapes, etc., requested by the successor agent. .

Conversion

There is usually no charge for converting the company’s files to Computershare Shareowner Services’ system with the exception of any manual processing that may be necessary (e.g., outstanding check history from the current agent’s file). A review of the current files and formats will be made to determine if any situation exists which will require extraordinary effort to complete the conversion. A charge may also be imposed for any conversion of closed shareholder accounts in excess of 100 that the company requests be converted to Computershare’s system. Any charge will be discussed with the company prior to work commencing.

Terms

The fees presented herein are based on data currently available. Utilization of a third party vendor for services presented in this fee schedule will not qualify for fee reductions. If there are any changes in the scope or complexity of the job requirements, the fees will be reviewed and adjusted accordingly.

Documentation of Appointment

Computershare Shareowner Services reserves the right to suspend all conversion activities, (or closing activities in the case of an Initial Public Offering), if the following documentation is not received prior to our effective date as transfer agent and registrar. Your Computershare Shareowner Services stock transfer relationship manager will provide samples of the following documentation as needed.

•	Stock Transfer Agency Agreement

•	Opinion of Counsel as to: the validity of shares outstanding, proper organization of company, etc.

•	Under the seal of the Corporate Secretary

A Copy of the Corporate By-Laws

Specimen stock certificate

Certificate of Incorporation with amendments

List and sample signature of authorized signers

•	Secretary’s Certification as to:

Number of shares, by each class; chartered, authorized, issued and outstanding on effective date

All remaining shares to be issued out of each reserve established for option plans, restricted stock, new and secondary issues, etc.

•	New York State Tax Form

•	Employer Appointment Of Agent – I.R.S. Form 2678

Termination

Upon any termination of the Agreement by client without cause prior to the expiration of the then-current term, a fee of$2,700 will be charged plus associated expenses for lists, tapes, etc., requested by the successor agent. These charges are made to compensate for the additional time and expense involved in re-routing certificates and correspondence sent to us and for other related administrative and clerical duties.

Confidentiality

The information contained in this proposal is confidential. By receipt of this schedule, recipient agrees not to divulge any of the information contained herein to any third party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

CALAMOS ADVISERS LLC ON BEHALF OF THE CLOSED-END FUNDS

By:	/s/ Nimish S. Bhatt
Name:	Nimish S. Bhatt
Title:	SVP & CFO

COMPUTERSHARE SHAREOWNER SERVICES LLC

By:	/s/ Luis C. Ortiz
Name:	Luis C. Ortiz
Title:	Vice President